UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2011

CYBEX INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

New York	0-4538	11-1731581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Trotter Drive, Medway, Massachusetts		02053
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (508) 533-4300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 4, 2011, Cybex International, Inc. (the “Company”), received a determination letter (“Determination Letter”) from the Nasdaq Stock Market (“Nasdaq”) indicating that the Company has not timely regained compliance with the minimum stockholders’ equity requirement of $10 million for continued listing on the Nasdaq Global Market, as set forth in Nasdaq Listing Rule 5450(b)(1)(A) (the “Listing Rule”), during the 180 day period provided by Nasdaq to the Company in April 2011. The Determination Letter further indicated that, based upon the Company’s non-compliance with the minimum stockholders’ equity requirement, the Company’s common stock is subject to delisting on October 13, 2011 unless the Company requests a hearing before a Nasdaq Hearings Panel (the “Panel”). The Company has timely requested a hearing before the Panel, which such request has stayed the delisting action pending the issuance of a final decision by the Panel. The hearing is scheduled for November 10, 2011.

At the Panel hearing, the Company will present a plan to regain compliance with the Listing Rule. The Panel has the discretion to grant Cybex a period of up to 180 calendar days from the date of the Determination Letter, or April 1, 2012, to regain compliance with the Listing Rule. There can be no assurance that the Panel will grant the Company’s request for continued listing on the Nasdaq Global Market.

The Company’s failure to comply with the Listing Rule is caused solely by an accounting charge relating to the previously reported judgment in the product liability litigation, Barnhard v. Cybex International, Inc. The Company believes the Barnhard verdict was wrongly decided and is currently pursuing an appeal of the judgment which, if successful, will result in the Company regaining full compliance with the Listing Rule.

As previously reported, Cybex on June 16, 2011 received a letter from NASDAQ notifying Cybex that it does not comply with the minimum bid price requirement of $1 per share for continued listing on the NASDAQ Global Market and affording Cybex 180 calendar days, or until December 13, 2011, to regain compliance with the minimum bid price continued listing requirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 7, 2011

CYBEX INTERNATIONAL, INC.
(Registrant)

By:	/s/ John Aglialoro

Name:	John Aglialoro
Title:	Chief Executive Officer